EXHIBIT 23.1
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The Board of Directors
Jones Lang LaSalle Incorporated
200 East Randolph Drive
Chicago, Illinois 60601
United States of America




INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in the registration statement (No. 333-42193) on Form S-8 of Jones Lang LaSalle Incorporated (formerly LaSalle Partners Incorporated) of our report dated 23 March 1999 with respect to the consolidated financial statements of Jones Lang Wootton (the English partnership and subsidiaries) as of 31 December 1998 and 1997 and for three year period ended 31 December 1998, which report appears in the Current Report on Form 8-K of Jones Lang LaSalle Incorporated (formerly LaSalle Partners Incorporated) dated 11 March 1999.




/s/ DELOITTE & TOUCHE

London, United Kingdom

23 March 1999